Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AND EXCHANGE AGREEMENT

This Contribution and Exchange Agreement (this “Agreement”) is made and entered into as of September 17, 2019 by and among 89bio, Inc., a Delaware corporation (“NewCo”), 89bio Ltd., an Israeli private limited liability company (“OldCo”), and (i) each holder of issued and outstanding Ordinary Shares (as defined in the Amended Articles of Association of OldCo (the “Articles”)) (each, an “Ordinary Shareholder” and, collectively, the “Ordinary Shareholders”), (ii) each holder of issued and outstanding Preferred A Shares (as defined in the Articles) (each, a “Preferred Shareholder” and, collectively, the “Preferred Shareholders”) and (iii) each holder of issued and outstanding options to purchase Ordinary Shares, (each, an “Option Holder” and, collectively, the “Option Holders” and, together with the Ordinary Shareholders and the Preferred Shareholders, the “Equityholders”), each as indicated on Exhibit A hereto.

RECITALS

A. The Ordinary Shareholders collectively own 100% of the issued and outstanding Ordinary Shares, each in the amounts set forth on Exhibit A hereto under the heading “OldCo Ordinary Shares” (collectively, the “OldCo Ordinary Shares”).

B. The Preferred Shareholders collectively own 100% of the issued and outstanding Preferred A Shares, each in the amounts set forth on Exhibit A hereto under the heading “OldCo Preferred Shares” (collectively, the “OldCo Preferred Shares”).

C. The Option Holders collectively own 100% of the issued and outstanding options and other rights to purchase Ordinary Shares, each in the amounts set forth on the signature page to this Agreement of each such Option Holder under the heading “OldCo Options”
(collectively, the “OldCo Options” and, together with the OldCo Ordinary Shares and OldCo Preferred Shares, the “OldCo Securities”).

D. In connection with a corporate reorganization:

a. each of the Ordinary Shareholders desire to contribute all of their OldCo Ordinary Shares to NewCo in exchange for newly issued shares of common stock of NewCo, par value $0.001 per share (“NewCo Common Stock”), in the amounts set forth on Exhibit A hereto under the heading “NewCo Common Shares” (collectively, the “NewCo Common Shares”) and NewCo desires to accept such contributions and issue the NewCo Common Shares to the Ordinary Shareholders;

b. each of the Preferred Shareholders desire to contribute all of their OldCo Preferred Shares to NewCo in exchange for newly issued shares of Series A Preferred Stock of NewCo, par value $0.001 per share (“NewCo Preferred Stock”), in the amounts set forth on Exhibit A hereto under the heading “NewCo Preferred Shares” (collectively, the “NewCo Preferred Shares”) and NewCo desires to accept such contributions and issue the NewCo Preferred Shares to the Preferred Shareholders; and

c. each of the Option Holders desire to exchange all of their OldCo Options for newly issued options to purchase shares of NewCo Common Stock, in the amounts set forth on the signature page to this Agreement of each such Option Holder under the heading “NewCo Options” (collectively, the “NewCo Options”) and NewCo desires to accept and cancel the OldCo Options and issue the NewCo Options to the Option Holders, all subject to the enactment by NewCo of its 2019 Equity Incentive Plan (the “Plan”) and an Israeli Appendix, in compliance with the Israeli Income Tax Ordinance (New Version), 5721 – 1961 (the “Ordinance”).

Pursuant to the foregoing transactions, OldCo will became a wholly owned subsidiary of NewCo and the Equityholders will own all of the issued and outstanding equity interests of NewCo immediately following the Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties hereby agree as follows:

1. Contribution and Exchange of Securities.

(a) Ordinary Shares. On the terms and subject to the conditions set forth herein, effective as of the Closing, NewCo shall issue to each Ordinary Shareholder, and each such Ordinary Shareholder shall accept from NewCo, the number of newly issued NewCo Common Shares set forth opposite each such Ordinary Shareholder’s name on Exhibit A hereto under the heading “NewCo Common Shares” in consideration for the contribution and transfer, conveyance and assignment by each such Ordinary Shareholder of all of each such Ordinary Shareholder’s right, title and interest in and to all of the OldCo Ordinary Shares held by such Ordinary Shareholder, free and clear of any liens or encumbrances, to NewCo, receipt of which is acknowledged by such Ordinary Shareholder and NewCo, respectively.

(b) Preferred Shares. On the terms and subject to the conditions set forth herein, effective as of the Closing, NewCo shall issue to each Preferred Shareholder, and each such Preferred Shareholder shall accept from NewCo, the number of newly issued NewCo Preferred Shares set forth opposite each such Preferred Shareholder’s name on Exhibit A hereto under the heading “NewCo Preferred Shares” in consideration for the contribution and transfer, conveyance and assignment by each such Preferred Shareholder of all of each such Preferred Shareholder’s right, title and interest in and to all of the OldCo Preferred Shares held by such Preferred Shareholder, free and clear of any liens or encumbrances, to NewCo, receipt of which is acknowledged by such Preferred Shareholder and NewCo, respectively.

(c) Options. On the terms and subject to the adoption of the Plan, the lapse of waiting periods under the Plan, if any, the execution by the Option Holders of award agreements reflecting the NewCo Options granted to the Option Holders and the conditions set forth herein, effective as of the Closing, NewCo shall issue to each Option Holder, and each such Option Holder shall accept from NewCo, the number of newly issued NewCo Options set forth on the signature page to this Agreement of each such Option Holder under the heading “NewCo Options” in consideration for the transfer, conveyance and assignment by each such Option Holder of all of each such Option Holder’s right, title and interest in and to all of the OldCo Options held by such Option Holder, free and clear of any liens or encumbrances, to NewCo, receipt of which is acknowledged by such Option Holder and NewCo, respectively.

2. Closing.

(a) Subject to the satisfaction of the conditions set forth in Section 5 hereof, the delivery of the OldCo Securities to NewCo and the issuance of the NewCo Securities to the Equityholders shall be deemed to occur at such time on such date as OldCo and NewCo hereto mutually agree (which time and place are referred to in this Agreement as the “Closing”).

(b) At the Closing, NewCo will issue and reflect in its books and records the number of: (i) NewCo Common Shares that each Ordinary Shareholder will acquire hereunder, (ii) NewCo Preferred Shares that each Preferred Shareholder will acquire hereunder, and (iii) NewCo Options which will be granted to each Option Holder as promptly as practicable following the Closing pursuant to Section 2(d) below.

(c) At the Closing, (i) the Investors’ Rights Agreement, dated as of April 16, 2018, by and among OldCo and the Equityholders and (ii) the management rights letters delivered by OldCo to Longitude Venture Partners III, L.P. shall be terminated by the mutual agreement of the parties thereto.

(d) As promptly as practicable following the Closing, NewCo will deliver to the Option Holders award agreements reflecting the NewCo Options granted to the Option Holders.

3. Representations and Warranties of Newco. NewCo hereby represents and warrants to the Equityholders that the following statements are true and complete as of the Closing:

(a) Organization, Good Standing, Corporate Power and Qualification. NewCo has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. NewCo has the requisite corporate power and authority to enter into and perform this Agreement. NewCo is newly formed and has not conducted any business since its formation other than in connection with the transactions contemplated hereby.

(b) Capitalization. Immediately prior to the Closing, the capitalization of NewCo consisted of (i) 72,882,353 authorized shares of NewCo Common Stock, of which no shares are issued and outstanding; and (ii) 60,000,000 authorized shares of NewCo Preferred Stock, of which no shares are issued and outstanding. The rights, privileges and preference of the NewCo Preferred Shares and the NewCo Common Shares are as stated in the Restated Certificate (as defined below).

(c) Due Authorization. All corporate action has been taken on the part of NewCo that is necessary for: (i) the authorization, execution, delivery of, and the performance of all obligations of NewCo under, this Agreement, and (ii) the authorization, issuance, reservation for issuance and delivery hereunder of the following securities (collectively, the “NewCo Securities”):

i. the NewCo Common Shares, NewCo Preferred Shares and NewCo Options, each as set forth on Exhibit A and on the signature page to this Agreement of each such Option Holder;

ii. the shares of NewCo Common Stock issuable upon conversion of the NewCo Preferred Shares (the “Conversion Shares”); and

iii. the shares of NewCo Common Stock issuable upon exercise of the NewCo Options (the “Option Shares”).

This Agreement, when executed and delivered, will constitute the valid and legally binding obligations of NewCo, enforceable in accordance with its terms, except as may be limited by applicable law.

(d) Valid Issuance of Stock. Each of the NewCo Common Shares and the NewCo Preferred Shares, when issued as provided in this Agreement for the consideration set forth herein, will be duly authorized and validly issued, fully paid and non-assessable, will not be subject to pre-emptive rights or rights of first refusal, other than as set forth in the Restated Certificate and/or the Ancillary Investment Agreements, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Restated Certificate and/or the Ancillary Investment Agreements or under applicable state and federal securities laws. The Conversion Shares and the Option Shares, when issued pursuant to the terms of the Restated Certificate and the applicable option award agreement (respectively), will be duly authorized and validly issued, fully paid and non-assessable, will not be subject to pre-emptive rights or rights of first refusal, other than as set forth in the Restated Certificate and/or the Ancillary Investment Agreements, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Restated Certificate and/or the Ancillary Investment Agreements or under applicable state and federal securities laws.

4. Representations, Warranties and Certain Agreements of Equityholders. Each Equityholder (other than Option Holders where specifically noted below) hereby represents and warrants, severally and not jointly, to NewCo that the following statements are true and complete as of the Closing:

(a) Authorization. This Agreement constitutes such Equityholder’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by applicable law. Such Equityholder has full power, authority and legal capacity to enter into this Agreement.

(b) Title to OldCo Securities. Such Equityholder has good and marketable title to, and is the legal and beneficial owner of, the OldCo Securities listed opposite such Equityholder’s name on Exhibit A (or with respect to each Option Holder, on the signature page to this Agreement of each such Option Holder under the heading “OldCo Options”), to be exchanged by such Equityholder under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

(c) Restricted Securities. Such Equityholder (other than the Option Holders) understands and acknowledges that the NewCo Common Shares and/or NewCo Preferred Shares are being issued in a transaction involving a private placement of securities under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Rule 506 of Regulation D promulgated thereunder. Accordingly, the NewCo Common Shares and/or NewCo Preferred Shares will be deemed “restricted” and any certificates or agreements evidencing the NewCo Common Shares and/or NewCo Preferred Shares may bear restrictive legends under the Act.

(d) Investment Intent. Such Equityholder (other than the Option Holders) is acquiring the NewCo Common Shares and/or NewCo Preferred Shares for its own account for investment, and not with a view to any distribution or resale thereof in violation of the Act, or any other applicable securities laws, and such Equityholder has no present plans to enter into any arrangement for any such distribution or resale.

(e) Accredited Investor. Such Equityholder (other than the Option Holders) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

(f) Disclosure of Information. Each Equityholder (other than the Option Holders) represents that it has been furnished with and had access to such information as such Equityholder has considered necessary or appropriate to make a determination as to the exchange of the OldCo Ordinary Shares and/or OldCo Preferred Shares into NewCo Common Shares and/or NewCo Preferred Shares together with such additional information as is necessary to verify the accuracy of the information supplied.

5. Closing Conditions. The obligations of NewCo and the Equityholders under this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties True. Each of the representations and warranties: (i) of NewCo contained in Section 3 shall be true and correct in all respects on the date of the Closing and (ii) of each Equityholder contained in Section 4 shall be true and correct in all respects on the date of the Closing.

(b) Restated Certificate. Prior to Closing, NewCo will adopt and file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(c) Ancillary Investment Agreements. NewCo and each Equityholder (other than the Equityholder relying upon this condition to excuse such Equityholder’s performance hereunder) named as a party thereto shall have executed and delivered: (i) the Investors’ Rights Agreement in the form attached hereto as Exhibit C, (ii) the Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D and (iii) the Voting Agreement in the form attached hereto as Exhibit E (the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement, collectively the “Ancillary Investment Agreements”).

(d) Share Transfer Documentation. Each Ordinary Shareholder and Preferred Shareholder shall have delivered to NewCo duly executed stock powers or other share transfer documentation, along with original share certificates issued by OldCo (or, alternatively, shall execute (and deliver to NewCo) an affidavit of loss with respect to such share certificate in a form reasonably approved by NewCo), in each case as may be requested by NewCo in connection with the delivery of such Ordinary Shareholder’s OldCo Ordinary Shares or such Preferred Shareholder’s OldCo Preferred Shares, as applicable.

(e) Stock Certificates; Stockholders’ Ledger. NewCo shall (i) issue to the Ordinary Shareholders and the Preferred Shareholders validly executed stock certificates covering the NewCo Common Shares and the NewCo Preferred Shares issued in the name of the applicable Ordinary Shareholder and Preferred Shareholder; and (ii) register the allotment of the NewCo Common Shares and the NewCo Preferred Shares to the Ordinary Shareholders and Preferred Shareholders in the respective numbers indicated in Exhibit A, in the stock ledger of NewCo. In addition, OldCo shall (i) issue to NewCo validly executed share certificates covering the OldCo Ordinary Shares and the OldCo Preferred Shares transferred hereunder in the name of NewCo, and (ii) register the transfer of the OldCo Ordinary Shares and the OldCo Preferred Shares in the name of NewCo in OldCo’s shareholders register.

(f) Management Rights Letters. Certain Preferred Shareholders shall have received duly executed management rights letters by NewCo, in the form attached hereto as Exhibit F.

(g) Novation Agreement. NewCo, OldCo and each Investor (as defined in the Novation Agreement) shall have executed and delivered the Novation Agreement in the form attached hereto as Exhibit G

6. Limited Power of Attorney. Each Equityholder appoints NewCo to be its attorney from the date of Closing until the OldCo Securities being exchanged hereunder by such Equityholder are registered in the name of NewCo on the books and records of NewCo. Under this limited power of attorney, NewCo may, in the name and on behalf of each Equityholder, do everything reasonably necessary or desirable, in NewCo’s discretion, to: (a) effect the transfer or cancellation, as applicable, of the OldCo Securities being exchanged hereunder by such Equityholder; (b) exercise any rights, including any rights to appoint a proxy or representative and voting rights, attending to such Equityholder’s OldCo Securities; (c) receive any dividend or other entitlement paid or credited (or to be paid or credited) in respect of such Equityholder’s OldCo Securities after the Closing; and (d) do any other reasonable act or thing in connection with the transfer or cancellation, as applicable, of such Equityholder’s OldCo Securities. Each Equityholder declares that all acts and things done by NewCo in exercising powers under this power of attorney will be as good and valid as if they had been done by such Equityholder and agrees to ratify and confirm whatever NewCo lawfully does in exercising power under this power of attorney.

7. Post-Closing Obligations. Within fourteen (14) days following the Closing, OldCo shall file the necessary reports with the Israeli Registrar of Companies with respect to the transfer of the OldCo Ordinary Shares and the OldCo Preferred Shares to NewCo.

8. Payment and Reimbursement of Assessments.

(a) NewCo shall promptly pay taxes, if any, in an aggregate amount up to $1,500,000 (the “ITA Taxes Cap”), that are imposed on Equityholders by the Israeli tax authorities as a result of the transactions contemplated by this Agreement and are not being disputed by the Equityholders (“ITA Taxes”); provided, that if NewCo sells shares of its capital stock in the next succeeding financing transaction following the Closing (pursuant to an initial public offering, private placement transaction or otherwise) at a price per share that would imply an aggregate pre-money value of the total capital stock of NewCo equaling or exceeding $200,000,000, then the ITA Taxes Cap shall instead equal $2,000,000; provided further, that NewCo shall not be required to make any such payment to the extent that the amount of ITA Taxes to be paid exceeds 10% of the Company’s net working capital at the time of such payment. NewCo shall make such payment to such person(s) as directed by the affected Equityholders, but shall only be required to pay ITA Taxes that are imposed on the Equityholders prior to the two (2) year anniversary of the effectiveness of NewCo’s registration statement on Form S-1 filed in connection with NewCo’s initial public offering.

(b) Each Equityholder shall reimburse NewCo for any and all ITA Taxes paid on its behalf (including interest thereon calculated at the then-current medium-term Applicable Federal Rate, as published by the Internal Revenue Service), with such reimbursement to be made upon the earliest of: (i) a sale or other transfer for value of any shares of NewCo held by the affected Equityholder (a “Share Sale”); (ii) the date of consummation of a Change of Control; and (iii) five years from the date of such reimbursement; provided, that the amount of ITA Taxes to be paid by the Equityholder to NewCo upon each Share Sale shall equal the Adjusted Proceeds with respect to any such Share Sale until any and all ITA Taxes paid on behalf of such Equityholder by NewCo have been fully reimbursed.

For purposes of clause (b) above, the following terms shall apply:

“Adjusted Proceeds” means the gross proceeds of any Share Sale that are attributable to the Equityholders less the amount of any ITA Taxes attributable to the shares sold by such Equityholders; provided, that if the amount of any ITA Taxes attributable to such shares equals or exceeds the proceeds of the Share Sale, then the Adjusted Proceeds shall be $0.

“Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale of all or substantially all of the outstanding capital stock of NewCo in which such affected Equityholder sells shares in NewCo; or (ii) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of NewCo and its subsidiaries.

9. Release. Except as otherwise set forth herein, each Equityholder fully and irrevocably releases and forever discharges NewCo and OldCo (including their respective officers, directors, shareholders, partners, managers, advisors, employees and agents, whether current, or in the past, affiliates and subsidiaries, successors and assigns) and irrevocably waives, any and all right, claim, demand or cause of action of whatsoever kind or nature and howsoever caused, including, without limitation, any rights of first refusal, which they may have against NewCo and OldCo (including their respective officers, directors, shareholders, partners, managers, advisors, employees and agents, whether current, past or in the future, affiliates and subsidiaries, successors and assigns) arising in connection with the exchange of such OldCo Securities for NewCo’s Securities hereunder.

10. Tax Treatment. The transactions contemplated by this Agreement are not intended to result in taxable gain under the income tax laws of both Israel and the United States in accordance with the terms of this Agreement.

11. General Provisions.

(a) Governing Law. Other than as explicitly set forth herein, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law, provided, however that agreements or arrangement referenced herein that are governed by the laws of another jurisdiction shall remain so governed.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and electronic images of signatures shall be deemed original signatures.

(c) Notices. Any notice or communication given pursuant hereto shall be in writing and delivered in hand; mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given three business days after deposit in the United States mail); sent by overnight courier (and deemed delivered the next day or business day, as applicable); or sent by email (such notices shall be deemed given upon receipt thereof), as follows:

If to NewCo or to OldCo:	89bio, Inc.,
Attn: Rohan Palekar
535 Mission Street, 14th Floor
San Francisco, CA 94105

With a copy to:	Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105
Attention: Ryan Murr

If to an Equityholder:	At the address or email address of such Equityholder as reflected on the books and records of OldCo.

(d) Amendments and Waivers. This Agreement may be altered or amended, and any provision of this Agreement may be waived, only by a writing signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

(e) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

(f) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assignees, heirs, executors and administrators of the parties hereto. No assignment of any rights or obligations pursuant to this Agreement may be made by an Equityholder.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy, upon any breach or default under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring.

(h) Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

(i) Further Assurances. The parties hereto agree to sign all other necessary documents and take all other actions as may be reasonably required or requested by any other party hereto in order to implement and consummate this Agreement and the transactions herein contemplated.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

NEWCO:

89BIO, INC.

By:	/s/ Rohan Palekar
Name:	Rohan Palekar
Title:	Chief Executive Officer

OLDCO:

89BIO LTD.

By:	/s/ Rohan Palekar
Name:	Rohan Palekar
Title:	Chief Executive Officer

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

ORDINARY SHAREHOLDERS:

ORBIMED ISRAEL PARTNERS II, L.P.

By:	OrbiMed Israel GP II, L.P., its general partner

By:	OrbiMed Advisors Israel II Limited, its general partner

By:	/s/ Jonathan T. Silverstein
Name:	Jonathan T. Silverstein
Title:	Director

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	OrbiMed Capital GP VI LLC its General Partner

By:	OrbiMed Advisors LLC, its Managing Member

By:	/s/ Jonathan T. Silverstein
Name:	Jonathan T. Silverstein
Title:	Member

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

ORBIMED ISRAEL PARTNERS II, L.P.

By:	OrbiMed Israel GP II, L.P., its general partner

By:	OrbiMed Advisors Israel II Limited, its general partner

By:	/s/ Jonathan T. Silverstein
Name:	Jonathan T. Silverstein
Title:	Director

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	OrbiMed Capital GP VI LLC its General Partner

By:	OrbiMed Advisors LLC, its Managing Member

By:	/s/ Jonathan T. Silverstein
Name:	Jonathan T. Silverstein
Title:	Member

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

LONGITUDE VENTURE PARTNERS III, L.P.

By:	Longitude Capital Partners III, LLC its General Partner

By:	/s/ Gregory Grunberg
Name:	Gregory Grunberg
Title:	Managing Director

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

RA CAPITAL HEALTHCARE FUND, L.P.

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

RA CAPITAL NEXUS FUND, L.P.

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

BLACKWELL PARTNERS LLC – SERIES A

By:	/s/ Abayomi A. Adigun
Name:	Abayomi A. Adigun
Title:	Investment Manager
DUMAC, Inc., Authorized Agent

By:	/s/ Jannine M. Lall
Name:	Jannine M. Lall
Title:	Head of Finance & Controller
DUMAC, Inc., Authorized Agent

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

GENWORKS 2 CONSULTING INC.

By:	/s/ Sandra Hayden
Name:	Sandra Hayden
Title:	President

[Signature Page to Contribution and Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Exchange Agreement as of the date first written above.

PREFERRED SHAREHOLDERS:

PONTIFAX (ISRAEL) V LIMITED PARTNERSHIP

By:	/s/ Tomer Kariv
Name:	Tomer Kariv
Title:	CEO

PONTIFAX (CAYMAN) V L.P.

By:	/s/ Tomer Kariv
Name:	Tomer Kariv
Title:	CEO

PONTIFAX (CHINA) V L.P.

By:	/s/ Tomer Kariv
Name:	Tomer Kariv
Title:	CEO

[Signature Page to Contribution and Exchange Agreement]